Exhibit 8.1

SUBSIDIARIES OF ELETROBRAS

Name	Percentage of Shareholding
Eletronorte	99.66%
Chesf	99.58%
Furnas	99.56%
Eletrosul	99.88%
Eletronuclear	99.91%
CGTEE	99.99%
Itaipu Binacional(*)	50.00%
Amazonas D(**)(***)	100.00%
Amazonas GT	100.00%
CEAL(***)	100.00%
Eletrobras Eletropar	83.71%

(*)                     Jointly controlled with ANDE (Paraguay)

(**)              Former Manaus Energia

(***)       Sold in December 2018 with the transfer of control occurring in 2019.